Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR QUARTER ENDED MARCH 31, 2021

ST. LOUIS, April 29, 2021 – Peabody (NYSE: BTU) today announced its first quarter 2021 operating results, including revenues of $651.3 million; loss from continuing operations, net of income taxes of
$77.7 million; net loss attributable to common stockholders of $80.1 million; diluted loss per share from continuing operations of $0.79; and Adjusted EBITDA1 of $61.1 million.

“While economies across the globe are in varying stages of recovery from the ongoing pandemic, I’m pleased to note that operational and productivity improvements continue to take hold across the company,” said Peabody President and Chief Executive Officer Glenn Kellow. “In addition, we successfully completed our refinancing activities and subsequently repaid a portion of our long-term debt. Looking ahead, we remain focused on further improving our seaborne metallurgical cost structure and capturing continued cash improvements across the organization while positioning for ongoing seaborne market improvements.”

First Quarter 2021 Financial Results

First quarter revenues totaled $651.3 million compared to $846.2 million in the prior year primarily due to the impact of lower volumes, pricing and sales mix.

Selling, general and administrative expenses decreased 13 percent from the prior year to $21.7 million from the company’s ongoing cost reduction program.

Depreciation, depletion, and amortization (DD&A) declined 36 percent from the prior year to $68.3 million, primarily due to the impairment at the North Antelope Rochelle Mine recorded in Q2 2020 as well as lower volumes.

Interest expense increased $19.3 million over the prior year due to $10.6 million of one-time fees expensed as part of the refinancing transactions, higher borrowing costs and amortization of the related debt issuance costs.

Loss from continuing operations, net of income taxes totaled $77.7 million compared to $129.3 million in the prior year. Adjusted EBITDA totaled $61.1 million compared to $36.8 million in the prior year.
Segment Performance

1 Adjusted EBITDA is a non-GAAP financial measure. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non-GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

During the first quarter, the seaborne thermal segment exported 2.3 million tons at an average realized price of $58 per ton with the remaining 1.8 million tons sold under a long-term domestic contract. First quarter seaborne thermal segment costs of $36 per ton increased 14 percent compared to the prior year primarily due to expected lower volumes from the United Wambo JV transition as well as unfavorable exchange rates and the impacts on the logistics chain from both historic flooding in New South Wales and a ship loader outage at the Newcastle NCIG port. These impacts were partially offset by cost improvements at Wilpinjong. The segment reported 16 percent Adjusted EBITDA margins and Adjusted EBITDA of $28.5 million.

In the first quarter, Wilpinjong sold 2.9 million tons at a cost of $23 per ton and contributed approximately $24.6 million to the seaborne thermal segment’s Adjusted EBITDA. Wilpinjong had $6.1 million of capital expenditures in the first quarter and $104 million of cash and cash equivalents as of March 31, 2021.

The seaborne met segment shipped 1.0 million tons, including 0.1 million tons from idled operations, at an average realized price of $87 per short ton in the first quarter. Seaborne met costs, excluding idled operations, were approximately $84 per ton. Total segment costs of $110 per ton were in line with the prior year even as the segment shipped one million less tons in 2021 as productivity improvements at Moorvale offset the impacts of unfavorable exchange rates and idled mine costs at Metropolitan and Shoal Creek. The segment reported Adjusted EBITDA loss of $22.4 million.

The PRB segment shipped 20.7 million tons at an average realized price of $11.01 per ton. Weather conditions in February impacted shipments for the quarter by an estimated 1 million tons. PRB costs per ton decreased 7 percent to $9.56 due to ongoing cost management initiatives and pit sequencing despite a 12 percent reduction in volumes from the prior year. The segment reported 13 percent Adjusted EBITDA margins and Adjusted EBITDA of $30.1 million.

The other U.S. thermal segment shipped 3.9 million tons at an average realized price of $39 per ton. Cost per ton decreased 6 percent from the prior year to $29 due to productivity improvements and cost management efforts at each of the mines. The segment reported 24 percent Adjusted EBITDA margins and Adjusted EBITDA of $36.2 million.
Balance Sheet and Cash Flow

During the quarter, Peabody generated $71 million of cash from operating activities, repaid debt of approximately $54 million and ended the quarter with $623.7 million of cash, cash equivalents and restricted cash.

The quarter included one-time items related to the refinancing transactions including $33 million of refinancing fees and approximately $40 million of debt repayment.

Peabody also posted $43.5 million of collateral under the accounts receivable securitization facility as outstanding letters of credit temporarily exceeded the balance of eligible receivables at quarter-end, primarily due to the timing of shipments.

Investing cash flows included $50 million related to capital expenditures and $34 million of net contributions to joint ventures, primarily related to upcoming capital expenditures for the United Wambo JV transition.

Comprehensive Improvement Program Update

Peabody continues to take action, particularly to improve its met coal operating performance and capture cash improvements across the platform.

The CMJV continues to recognize the ongoing cost improvements implemented, with productivity improvements overcoming an $0.11 unfavorable exchange rate impact. Costs per ton at the complex declined $12.92 year over year.

Shoal Creek remains idled as the company continues activities to achieve higher productivity, lower costs and improved yields from the operation in the future. The restart of mine production and coal shipments is contingent upon successful completion of these initiatives and stable customer demand. Initiatives include a prep plant upgrade project, which is anticipated to be commissioned in mid Q3. Additionally, the Shoal Creek labor contract expired on April 1, 2021 and negotiations are ongoing.

While discussions are ongoing with customers and workforce, the Metropolitan full workforce will return to the mine in early May. Development work at the mine has been ongoing through the idle period and longwall production is anticipated to restart in the second quarter, with ramp up to full production in the third quarter.
Outlook

Based on current market conditions, Peabody anticipates the following results in 2021:
U.S. Thermal Operations: PRB volumes remain largely in line with 2020 volumes, with more than 95 percent of 2021 tons currently priced at an average price of $10.98 per ton. Other U.S. thermal shipments are expected to be approximately 16 million tons, priced at an estimated average price of $39 per ton. U.S. thermal coal deliveries are largely dependent on general economic conditions, weather, natural gas prices and utility inventory levels.

Based on expected production levels, Peabody anticipates PRB and other U.S. thermal costs per ton to be largely in line with 2020 levels.

Seaborne Thermal: Peabody anticipates volumes and costs will progressively improve throughout the year as the company’s mines continued to safely operate throughout the quarter. For the full year, seaborne thermal volumes are expected to be approximately 17 million tons, including 7-8 million domestic tons. Seaborne thermal costs per ton are expected to increase compared to 2020 levels given lower volumes, higher expected royalties and currently unfavorable exchange rates. Tight supplies and low inventory levels have resulted in improved pricing year-to-date for Newcastle thermal coal.

Seaborne Met: Due to productivity improvements and increased customer demand, CMJV volumes are expected to be higher than 2020 volumes. Volumes at idled mines will be contingent upon customer demand and ongoing improvement program activities at Shoal Creek and the production ramp up at Metropolitan. Prices for Australian hard coking coal continues to be impacted by the China ban on Australian coal, in addition to increased COVID concerns in India. Prices for low-vol PCI are at parity with Australian hard coking coal as tight supply and China paying premiums for Russian coals have resulted in higher prices.

Corporate and Other: Previous SG&A expense guidance has been revised down $5 million to $85 million. Capital expenditures are expected to be $225 million, including approximately $135 million on major project capital primarily for the seaborne thermal segment. 2021 interest expense is expected to be approximately $200 million, including $50 million of non-cash expense. Peabody also anticipates the following cash impacts for the full year 2021:

•$60 million related to final reclamation activities
•$30 million related to postretirement benefits in excess of expense
•$15 million related to final multi-employer pension plan (MEPP) payment

Second quarter 2021 results are expected to be largely in line with the first quarter based on current pricing levels.

Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and create the steel needed to build foundational infrastructure. Our commitment to sustainability underpins our activities today and helps to shape our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Alice Tharenos
314.342.7890

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2021 and 2020

(In Millions, Except Per Share Data)
	Quarter Ended
	Mar.	Mar.
	2021	2020

Tons Sold	30.2	35.6

Revenues	$651.3	$846.2
Operating Costs and Expenses (1)	582.6	779.5
Depreciation, Depletion and Amortization	68.3	106.0
Asset Retirement Obligation Expenses	15.9	17.6
Selling and Administrative Expenses	21.7	24.9
Restructuring Charges	2.1	6.5
Transaction Costs Related to Joint Ventures	—	4.2
Other Operating (Income) Loss:
Net Loss (Gain) on Disposals	0.6	(8.1)
Loss from Equity Affiliates	0.9	9.1
Operating Loss	(40.8)	(93.5)
Interest Expense	52.4	33.1
Gain on Early Debt Extinguishment	(3.5)	—
Interest Income	(1.5)	(3.1)
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(8.7)	2.8
Loss from Continuing Operations Before Income Taxes	(79.5)	(126.3)
Income Tax (Benefit) Provision	(1.8)	3.0
Loss from Continuing Operations, Net of Income Taxes	(77.7)	(129.3)
Loss from Discontinued Operations, Net of Income Taxes	(2.0)	(2.2)
Net Loss	(79.7)	(131.5)
Less: Net Income (Loss) Attributable to Noncontrolling Interests	0.4	(1.8)
Net Loss Attributable to Common Stockholders	$(80.1)	$(129.7)

Adjusted EBITDA (2)	$61.1	$36.8

Diluted EPS - Loss from Continuing Operations (3)(4)	$(0.79)	$(1.31)

Diluted EPS - Net Loss Attributable to Common Stockholders (3)	$(0.81)	$(1.33)

(1)	Excludes items shown separately.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	During the quarters ended March 31, 2021 and 2020, weighted average diluted shares outstanding were 98.4 million and 97.2 million, respectively.
(4)	Reflects loss from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2021 and 2020

	Quarter Ended
	Mar.	Mar.
	2021	2020
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.1	4.6
Seaborne Metallurgical Mining Operations	1.0	2.0
Powder River Basin Mining Operations	20.7	23.5
Other U.S. Thermal Mining Operations	3.9	4.9
Total U.S. Thermal Mining Operations	24.6	28.4
Corporate and Other	0.5	0.6
Total	30.2	35.6

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$176.4	$201.1
Seaborne Metallurgical Mining Operations	87.5	193.2
Powder River Basin Mining Operations	228.4	266.6
Other U.S. Thermal Mining Operations	149.3	192.3
Total U.S. Thermal Mining Operations	377.7	458.9
Corporate and Other	9.7	(7.0)
Total	$651.3	$846.2

Total Reporting Segment Costs Summary (In Millions) (1)
Seaborne Thermal Mining Operations	$147.9	$146.0
Seaborne Metallurgical Mining Operations	109.9	225.9
Powder River Basin Mining Operations	198.3	241.2
Other U.S. Thermal Mining Operations	113.1	153.8
Total U.S. Thermal Mining Operations	311.4	395.0
Corporate and Other	(1.8)	18.1
Total	$567.4	$785.0

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$28.5	$55.1
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	(22.4)	(32.7)
Adjusted EBITDA - Powder River Basin Mining Operations	30.1	25.4
Adjusted EBITDA - Other U.S. Thermal Mining Operations	36.2	38.5
Adjusted EBITDA - Total U.S. Thermal Mining Operations	66.3	63.9
Middlemount (2)	(2.3)	(9.7)
Resource Management Results (3)	0.4	8.0
Selling and Administrative Expenses	(21.7)	(24.9)
Other Operating Costs, Net (4)	12.3	(22.9)
Adjusted EBITDA (1)	$61.1	$36.8

Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2021 and 2020

	Quarter Ended
	Mar.	Mar.
	2021	2020
Revenues per Ton - Mining Operations (5)
Seaborne Thermal	$43.36	$44.10
Seaborne Metallurgical	87.47	95.65
Powder River Basin	11.01	11.36
Other U.S. Thermal	38.76	39.25
Total U.S. Thermal	15.36	16.18

Costs per Ton - Mining Operations (5)(6)
Seaborne Thermal	$36.36	$32.03
Seaborne Metallurgical	109.89	111.82
Powder River Basin	9.56	10.28
Other U.S. Thermal	29.37	31.39
Total U.S. Thermal	12.66	13.93

Adjusted EBITDA Margin per Ton - Mining Operations (5)(6)
Seaborne Thermal	$7.00	$12.07
Seaborne Metallurgical	(22.42)	(16.17)
Powder River Basin	1.45	1.08
Other U.S. Thermal	9.39	7.86
Total U.S. Thermal	2.70	2.25

(1)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(2)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended
	Mar.	Mar.
	2021	2020
	(In Millions)
Tons sold	0.6	0.5
Depreciation, depletion and amortization and asset retirement obligation expenses	$6.7	$5.9
Net interest expense	5.1	2.7
Income tax benefit	(0.1)	(4.2)
(3)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenues.
(4)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts and costs associated with suspended operations including the North Goonyella Mine.
(5)	Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.
(6)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; amortization of take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Mar. 31, 2021 and Dec. 31, 2020

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2021	Dec. 31, 2020

Cash and Cash Equivalents	$580.2	$709.2
Restricted Cash	43.5	—
Accounts Receivable, Net	167.8	244.8
Inventories	241.4	261.6
Other Current Assets	239.2	204.7
Total Current Assets	1,272.1	1,420.3
Property, Plant, Equipment and Mine Development, Net	3,025.4	3,051.1
Operating Lease Right-of-Use Assets	46.8	49.9
Investments and Other Assets	142.0	140.9
Deferred Income Taxes	—	4.9
Total Assets	$4,486.3	$4,667.1

Current Portion of Long-Term Debt	$69.4	$44.9
Accounts Payable and Accrued Expenses	721.6	745.7
Total Current Liabilities	791.0	790.6
Long-Term Debt, Less Current Portion	1,411.3	1,502.9
Deferred Income Taxes	34.6	35.0
Asset Retirement Obligations	658.6	650.5
Accrued Postretirement Benefit Costs	410.8	413.2
Operating Lease Liabilities, Less Current Portion	37.5	42.1
Other Noncurrent Liabilities	251.0	251.5
Total Liabilities	3,594.8	3,685.8

Common Stock	1.4	1.4
Additional Paid-in Capital	3,366.4	3,364.6
Treasury Stock	(1,369.5)	(1,368.9)
Accumulated Deficit	(1,353.4)	(1,273.3)
Accumulated Other Comprehensive Income	194.6	205.8
Peabody Energy Corporation Stockholders' Equity	839.5	929.6
Noncontrolling Interests	52.0	51.7
Total Stockholders' Equity	891.5	981.3
Total Liabilities and Stockholders' Equity	$4,486.3	$4,667.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Mar. 31, 2021 and 2020

(Dollars In Millions)
	Quarter Ended
	Mar.	Mar.
	2021	2020
Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$74.1	$(1.6)
Net Cash Used in Discontinued Operations	(3.1)	(3.1)
Net Cash Provided By (Used In) Operating Activities	71.0	(4.7)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(50.3)	(31.3)
Changes in Accrued Expenses Related to Capital Expenditures	(11.4)	(11.4)
Proceeds from Disposal of Assets, Net of Receivables	0.9	10.5
Contributions to Joint Ventures	(69.3)	(96.3)
Distributions from Joint Ventures	35.6	98.4
Advances to Related Parties	—	(6.9)
Cash Receipts from Middlemount Coal Pty Ltd	2.3	—
Other, Net	(1.0)	(0.1)
Net Cash Used In Investing Activities	(93.2)	(37.1)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(40.2)	(7.2)
Payment of Debt Issuance and Other Deferred Financing Costs	(22.5)	—
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(0.6)	(0.8)
Distributions to Noncontrolling Interests	(0.1)	(0.1)
Other, Net	0.1	0.2
Net Cash Used In Financing Activities	(63.3)	(7.9)
Net Change in Cash, Cash Equivalents and Restricted Cash	(85.5)	(49.7)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	709.2	732.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$623.7	$682.5

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2021 and 2020

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended
	Mar.	Mar.
	2021	2020

Loss from Continuing Operations, Net of Income Taxes	$(77.7)	$(129.3)
Depreciation, Depletion and Amortization	68.3	106.0
Asset Retirement Obligation Expenses	15.9	17.6
Restructuring Charges	2.1	6.5
Transaction Costs Related to Joint Ventures	—	4.2
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(1.5)	(0.7)
Interest Expense	52.4	33.1
Gain on Early Debt Extinguishment	(3.5)	—
Interest Income	(1.5)	(3.1)
Unrealized Losses on Economic Hedges	1.9	2.2
Unrealized Losses (Gains) on Non-Coal Trading Derivative Contracts	7.6	(0.1)
Take-or-Pay Contract-Based Intangible Recognition	(1.1)	(2.6)
Income Tax (Benefit) Provision	(1.8)	3.0
Adjusted EBITDA (1)	$61.1	$36.8

Operating Costs and Expenses	$582.6	$779.5
Unrealized (Losses) Gains on Non-Coal Trading Derivative Contracts	(7.6)	0.1
Take-or-Pay Contract-Based Intangible Recognition	1.1	2.6
Net Periodic Benefit (Credit) Costs, Excluding Service Cost	(8.7)	2.8
Total Reporting Segment Costs (2)	$567.4	$785.0

Net Cash Provided By (Used In) Operating Activities	$71.0	$(4.7)
Net Cash Used In Investing Activities	(93.2)	(37.1)
Free Cash Flow (3)	$(22.2)	$(41.8)

(1)	Adjusted EBITDA is defined as loss from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.
(3)	Free Cash Flow is defined as net cash provided by (used in) operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.